Exhibit 99.a(4)

UBS PW TECHNOLOGY PARTNERS, L.L.C.
LIMITED LIABILITY COMPANY AGREEMENT

                     THIS LIMITED LIABILITY COMPANY AGREEMENT of UBS PW Technology Partners, L.L.C. (the "Fund") is dated and effective as of September 10, 2002 by and among the Organizational Member, PW Fund Advisor, L.L.C., as Adviser, Special Advisory Member and PWAdmin, and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H :

                      WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of January 25, 2001 and filed with the Secretary of State of the State of Delaware on January 26, 2001, originally under the name PW Tree Fund, L.L.C.

                      NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

                     For purposes of this Agreement:

                     Administration Fee means the fee paid to PWAdmin out of the Fund's assets, and debited against the Members' Capital Accounts for PWAdmin Services.

                     Adviser means PW Fund Advisor, L.L.C. or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement.

                     Advisers Act means the Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

                     Affiliate means affiliated person as such term is defined in the 1940 Act.

                     Agreement means this Limited Liability Company Agreement, as amended and/or restated from time to time.

                     Allocation Change means, with respect to each Member for each Measurement Period, the difference between:

(1)	the sum of (a) the balance of such Member's Capital Account as of the close of the Measurement Period (after giving effect to all allocations to be made to such Member's Capital Account as of such date other than any Performance Allocation or Incentive Allocation, as the case may be, to be debited against such Member's Capital Account), plus (b) any debits to such Member's Capital Account during the Measurement Period to reflect any actual or deemed distributions or repurchases with respect to such Member's Interest, plus (c) any debits to such Member's Capital Account during the Measurement Period to reflect any Insurance premiums allocable to such Member; and

(2)	the sum of (a) the balance of such Member's Capital Account as of the commencement of the Measurement Period, plus (b) any credits (not already included in the balance described in clause (a)) to such Member's Capital Account during the Measurement Period to reflect any contributions by such Member to the capital of the Fund, plus (c) any credits to such Member's Capital Account during the Measurement Period to reflect any Insurance proceeds allocable to such Member.

                     If the amount specified in clause (1) exceeds the amount specified in clause (2), such difference shall be a Positive Allocation Change, and if the amount specified in clause (2) exceeds the amount specified in clause (1), such difference shall be a Negative Allocation Change.

                     Board means the Board of Directors established pursuant to Section 2.6 hereof.

                     Capital Account means, with respect to each Member and the Special Advisory Member, the capital account established and maintained on behalf of each Member or the Special Advisory Member pursuant to Section 5.3 hereof.

                     Capital Contribution means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Member.

                     Certificate means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

                     Closing Date means the first date on or as of which a Member other than the Organizational Member is admitted to the Fund.

                     Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

                     Delaware Act means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

                     Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a "manager" of the Fund within the meaning of the Delaware Act.

                     Fiscal Period means the period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period and ending at the close of business on the first to occur of the following dates:

(1)	the last day of a Fiscal Year;

(2)	the day preceding any day as of which a contribution to the capital of the Fund is made pursuant to Section 5.1;

(3)	the last day of a Measurement Period; or

(4)	any other day as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Fund Percentages.

                     Fiscal Year means the period commencing on the Closing Date and ending on the first December 31st following the Closing Date, and thereafter each period commencing on January 1 of each year and ending on December 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible taxable year under the Code.

                     Form N-2 means the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

                      Fund means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

                      Fund Percentage means a percentage established for each Member on the Fund's books as of the first day of each Fiscal Period. The Fund Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member's Capital Account as of the commencement of such Fiscal Period by the sum of the Capital Accounts of all of the Members as of the commencement of such Fiscal Period. The sum of the Fund Percentages of all Members for each Fiscal Period shall equal 100%.

                      Group 1 Member means any Member who is admitted as a Member pursuant to the first sentence of Section 2.7 hereof.

                      Group 2 Member means any Member who is not a Group 1 Member.

                      Incentive Allocation means, in the case of a Group 2 Member, other than a Special Member, 5% (and, as respects a Group 2 Member who is a Special Member, such percentage as the Adviser shall have agreed with such Special Member) of the amount, determined as of the close of each Measurement Period with respect to such Group 2 Member (appropriately adjusted for any partial repurchases or partial Transfers of Interests), by which such Group 2 Member's Positive Allocation Change for such Measurement Period, if any, exceeds any positive balance in such Group 2 Member's Loss Recovery Account as of the most recent prior date as of which any adjustment has been made thereto.

                     Independent Directors means those Directors who are not "interested persons" of the Fund as such term is defined in the 1940 Act.

                     Insurance means one or more "key man" insurance policies on the life of any principal of a member of the Adviser, the benefits of which are payable to the Fund.

                     Interest means the entire ownership interest in the Fund at any particular time of a Member or the Special Advisory Member, or other person to whom an Interest or portion thereof has been transferred pursuant to Section 4.4 hereof, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

                     Invested Capital means, with respect to any Member, the amount equal to (a) the amount of cash and the value of any Securities (determined at the time of contribution) constituting such Member's initial and additional contributions to the capital of the Fund pursuant to Section 5.1 hereof, minus (b) the amount of any repurchase of such Member's Interest or portion thereof or distribution to such Member pursuant to Sections 4.6, 5.10 or 6.2 hereof (whether or not any such repurchase or distribution constitutes a return of capital).

                     Investment Advisory Agreement means the investment advisory agreement entered into between the Adviser and the Fund, as from time to time in effect.

                     Investment Funds means unregistered pooled investment vehicles and registered investment companies that are advised by an Investment Manager or Subadviser.

                     Investment Managers means portfolio managers among which the Fund deploys some or all of its assets.

                     Loss Recovery Account means, in the case of a Group 2 Member, a memorandum account to be recorded in the books and records of the Fund with respect to such Group 2 Member, which shall have an initial balance of zero and which shall be adjusted as follows:

(1)	As of the first day after the close of each Measurement Period for such Group 2 Member, the balance of the Loss Recovery Account shall be increased by the amount, if any, of such Group 2 Member's Negative Allocation Change for such Measurement Period and shall be reduced (but not below zero) by the amount, if any, of such Group 2 Member's Positive Allocation Change for such Allocation Period; and

(2)	The balance of the Loss Recovery Account shall be reduced (but not below zero) as of the first date as of which the Capital Account balance of any Group 2 Member is reduced as a result of a repurchase or Transfer with respect to such Group 2 Member's Interest by an amount determined by multiplying (a) such positive balance by (b) a fraction, (i) the numerator of which is equal to the amount of the repurchase or Transfer, and (ii) the denominator of which is equal to the balance of such Group 2 Member's Capital Account immediately before giving effect to such repurchase or Transfer.

                     No transferee of any Interest shall succeed to any Loss Recovery Account balance or portion thereof attributable to the transferor unless the Transfer by which such transferee received such Interest did not involve a change of beneficial ownership.

                     Measurement Period means, with respect to a Member, the period commencing as of the date of admission of such Member to the Fund, and thereafter each period commencing on the day immediately following the last day of the preceding Measurement Period and ending at the close of business on the first to occur of the following dates:

(1)	the last day of the relevant Fiscal Year;

(2)	the day preceding any day as of which such Member becomes a Special Member;

(3)	the day on which such Member ceases to be a Special Member;

(4)	the day on which the Fund repurchases the Interest or portion thereof of such Member;

(5)	the day preceding the day on which there is a Transfer of such Member's Interest or portion thereof; and

(6)	the day as of which the status of the Adviser as the Special Advisory Member is terminated pursuant to Section 4.1 hereof;

provided, however, that the Merger in and of itself, will not cause a Measurement Period in repect of any Member who acquired Interests in the Fund as a result of the Merger to end. Each of these Members shall be deemed to have been admited to the Fund as of the date of such Member's admission as a partner of the Partnership.

                      Member means any person who is admitted to the Fund in accordance with this Agreement as a member (including any person who is a Special Member) until the Fund repurchases the entire Interest of such person pursuant to Section 4.6 hereof or such person otherwise ceases to be a member of the Fund or a substitute Member who is admitted to the Fund pursuant to Section 4.4 hereof, in such person's capacity as a member of the Fund. For purposes of the Delaware Act, the Members shall constitute a single class or group of members. The term "Member" does not include the Special Advisory Member.

                     Merger means the merger of PW Technology Partners, L.P., a Delaware limited partnership (the "Partneship") with and into the Fund in accordance with the Delaware Revised Uniform Limited Partnership Act (the "LP Act") and the Delaware Act.

                     Negative Allocation Change has the meaning given such term in the definition of Allocation Change.

                     Net Assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Interests.

                     Net Profit or Net Loss means the amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Fund, at the close of business on the Closing Date), such amount to be adjusted to exclude:

(1)	the amount of any Insurance premiums or proceeds to be allocated among the Capital Accounts of the Members pursuant to Section 5.5 hereof; and

(2)	any items to be allocated among the Capital Accounts of the Members on a basis which is not in accordance with the respective Fund Percentages of all Members as of the commencement of such Fiscal Period pursuant to Sections 5.6 and 5.7 hereof.

                     1940 Act means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

                     1934 Act means the Securities Exchange Act of 1934 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

                     Organizational Member means the person executing this Agreement in such capacity.

                     Performance Allocation means, in the case of a Group 1 Member for any Measurement Period, an amount equal to the product of (1) a fraction (but not greater than one), the numerator of which is the actual rate of return (non-annualized) (expressed as a percentage) that the Group 1 Member earned for such Measurement Period on its opening Capital Account balance (appropriately adjusted for contributions, distributions and withdrawals) for such Measurement Period, and the denominator of which is 20%, and (2) an amount equal to 1% (or such other percentage as the Adviser and the Group 1 Member may agree) of such Group 1 Member's Capital Account balance at the close of such Measurement Period (after giving effect to all allocations to be made to such Group 1 Member's Capital Account as of such date other than any Performance Allocation to be debited against such Group 1 Member's Capital Account, and adding back to such Group 1 Member's Capital Account any debits thereto during such Measurement Period to reflect any actual or deemed distributions or repurchases with respect to such Group 1 Member's Interest).

                     person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

                     Positive Allocation Change has the meaning given such term in the definition of Allocation Change.

                     PWAdmin means PW Fund Advisor, L.L.C. or any successor thereto which has executed a counterpart to this Agreement, in its administrative capacity under the agreement contemplated by Section 3.8(a) hereof. PWAdmin shall constitute a "manager" of the Fund within the meaning of the Delaware Act.

                     PWAdmin Services means such administrative services as PWAdmin or its affiliates shall provide to the Fund pursuant to a separate written agreement with the Fund as contemplated by Section 3.8(a) hereof.

                     Securities means securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

                     Special Advisory Account means a Capital Account established and maintained on behalf of the Special Advisory Member pursuant to Section 5.3(e) hereof to which amounts are credited under Section 5.8 hereof.

                     Special Advisory Member means the Adviser in its capacity as a member of the Fund upon its admission to the Fund as Special Advisory Member pursuant to Section 2.8.

                      Special Member means (a) as respects any Group 1 Member, a Member whose Invested Capital equals or exceeds $10,000,000 or such other amount with respect to such Group 1 Member as may be determined, from time to time, by the Adviser, and such Members as the Adviser shall determine from time to time including employees, or directors of the Adviser and its affiliates and members of their immediate families, and attorneys or other professional advisors engaged on behalf of the Fund, and members of their immediate families, and (b) as respects any Group 2 Member, such Members who are key employees, or directors of the Adviser and its affiliates, and members of their immediate families, and attorneys or other professional advisors engaged on behalf of the Fund, and members of their immediate families.

                      Subadvisers means those Investment Managers for which a separate investment vehicle has been created in which the Investment Manager serves as general partner or managing member and the Fund is the sole limited partner or the only other member and those Investment Managers who manage the Fund's assets directly or through a separate managed account.

                      Threshold Return means, in the case of a Group 1 Member, the amount that such Group 1 Member would have earned for a Measurement Period if it had received an annualized rate of return of 20% on its opening Capital Account balance (appropriately adjusted for contributions, distributions and withdrawals) for such Measurement Period. The Threshold Return is not cumulative from year to year or Measurement Period to Measurement Period.

                     Transfer means the assignment, transfer, sale or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

                     2.1 Formation of Limited Liability Company.

                     (a) The Organizational Member and any persons designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

                     2.2 Name.

                     The name of the Fund shall be "UBS PW Technology Partners, L.L.C." or such other name as the Board hereafter may adopt upon (i) causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Member. The Fund's business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

                     2.3 Principal and Registered Office.

                     The Fund shall have its principal office at the principal office of PWAdmin, or at such other place designated from time to time by the Board.

                     The Fund shall have its registered office in the State of Delaware at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and shall have Corporation Service Company as its registered agent for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

                     2.4 Duration.

                     The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

                     2.5 Business of the Fund.

                     (a) The business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, and to engage in any financial or derivative transactions relating thereto or otherwise. Discrete portions of the Fund's assets (which may constitute, in the aggregate, all of the Fund's assets) may be invested in general or limited partnerships and other pooled investment vehicles which invest and trade in Securities, or managed in separate accounts which invest and trade in Securities, some or all of which may be advised by one or more Subadvisers. PWAdmin, in the exercise of its administrative functions on behalf of the Fund, may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of PWAdmin be necessary or advisable to carry out the administration of the Fund's business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other person, notwithstanding any other provision of this Agreement.

                     (b) The Fund shall operate as a closed-end, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

                     2.6 The Board.

                     (a) The Organizational Member hereby designates those persons listed on Schedule I, who shall agree to be bound by the terms of this Agreement pertaining to the obligations of a Director to serve as Directors on the initial Board, and whose status as Director has not terminated pursuant to Section 4.2 hereof. The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

                     (b) Each Director shall serve as a Director for the duration of the term of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. The number of Directors shall be fixed from time to time by the Directors then in office. If any vacancy in the position of a Director occurs, the remaining Directors may appoint a person to serve in such capacity, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Members. The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving as Directors.

                     (c) If no Director remains, PWAdmin shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors. If the Members shall determine at such meeting not to continue the business of the Fund or, if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

                     2.7 Members.

                     In accordance with the Delaware Act and without any further action being necessary, effective as of the time of the Merger, each person who immediately prior to the Merger was a partner of the Partnership is hereby automatically bound by this Agreement and admitted to the Fund as a Member having a Fund Percentage identical to the percentage in the Partnership that was established on the Partnership's books for such person immediately prior to the Merger. The Board shall cause the Fund's books and records to reflect each such person's status as a Member. The Board may admit one or more additional Members as of the beginning of each calendar month or at such other times as the Board may determine. Additional Members may be admitted to the Fund subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof. The Board, in its absolute discretion, may reject applications for the purchase of Interests in the Fund. The admission of any person as an additional Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the contribution to the capital of the Fund of such additional Member.

                     2.8 Special Advisory Member.

                     Upon signing this Agreement, PW Fund Advisor, L.L.C. shall be admitted to the Fund as the Special Advisory Member, subject to due approval, in accordance with the requirements of the 1940 Act, of the Investment Advisory Agreement. The Interest of the Special Advisory Member shall be non-voting. If at any time the Investment Advisory Agreement between the Fund and the person then serving as Adviser terminates, the Board shall admit as a substitute Special Advisory Member, upon its signing this Agreement, such person as may be retained by the Fund to provide investment advisory services pursuant to an Investment Advisory Agreement, subject to the due approval of such Investment Advisory Agreement in accordance with the requirements of the 1940 Act.

                     2.9 Organizational Member.

                     The Organizational Member hereby is admitted as a Member on the date hereof. Upon the admission to the Fund of any Member pursuant to Section 2.7, the Organizational Member shall withdraw from the Fund as the Organizational Member and shall be entitled to the return of his Capital Contribution, if any, without interest or deduction, and shall cease to be a member of the Fund.

                     2.10 Both Directors and Members.

                     A person may at the same time be a Director and a Member, or a Special Advisory Member and a Member, or the Adviser and a Member, in which event such person's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

                     2.11 Limited Liability.

                     Except as otherwise provided under applicable law, none of the Members, Directors, PWAdmin nor Special Advisory Member shall be liable personally for the Fund's debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund, except that a Member may be obligated to make capital contributions to the Fund and other payments pursuant to this Agreement and to repay any funds wrongfully distributed to such Member. In addition, subject to applicable law, a Member shall be obligated to return to the Fund amounts distributed to the Member in accordance with this Agreement if, after giving effect to such distribution, the Fund's liabilities exceed the fair value of the Fund's assets.

ARTICLE III

MANAGEMENT

                     3.1 Management and Control.

                     (a) Except to the extent otherwise delegated to the Adviser and PWAdmin, management and control of the business of the Fund shall be vested in the Board, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director's authority as delegated by the Board. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an "interested person" of such company as such term is defined in the 1940 Act. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund and PWAdmin shall continue to provide PWAdmin Services to the Fund.

                     (b) PWAdmin shall be the designated tax matters partner for purposes of Section 6231(a)(7) of the Code. Each Member agrees not to treat, on his personal return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Fund. The tax matters partner shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

                     (c) Members and the Special Advisory Member shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

                     3.2 Actions by the Board.

                     (a) Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act.

                     (b) The Board may designate from time to time a Chairman who shall preside at all meetings. Meetings of the Board may be called by the Chairman or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the 1940 Act. A majority of the Directors then in office shall constitute a quorum at any meeting.

                     (c) The Board may designate from time to time agents and employees of the Fund who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund. The officers of the Partnership immediately prior to the Merger shall constitute the officers of the Fund immediately after the Merger, each serving in the same capacity and with the same authority as he or she had immediately prior to the Merger.

                     3.3 Meetings of Members.

                     (a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, PWAdmin shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

                     (b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's Fund Percentage as of the record date for such meeting. The Board or, to the extent applicable, PWAdmin shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

                     (c) A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

                     3.4 Custody of Assets of the Fund.

                     Notwithstanding anything to the contrary contained herein, the Adviser shall not have any authority to hold or have possession or custody of any funds, Securities or other property of the Fund. The physical possession of all funds, Securities or other property of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act. The Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the funds, Securities or other assets of the Fund, and all such duties of collection, physical acquisition or safekeeping shall be the sole obligation of such custodians.

                     3.5 Other Activities of Members (Including PWAdmin), Directors and the Adviser.

                     (a) None of the Directors, PWAdmin nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

                     (b) PWAdmin and any Member, Director, Special Advisory Member or the Adviser, or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member or Special Advisory Member shall have any rights in or to such activities of PWAdmin or any other Member, Special Advisory Member, Director, the Adviser or Affiliates of any of them, or any profits derived therefrom.

                     (c) The Adviser and its members, directors, officers, employees and beneficial owners, from time to time may acquire, possess, manage, hypothecate and dispose of Securities or other investment assets, and engage in any other investment transaction, for any account over which it or they exercise discretionary authority, including their own accounts, the accounts of their families, the account of any entity in which it or they have a beneficial interest or the accounts of others for whom they may provide investment advisory or other services, notwithstanding the fact that the Fund may have or may take a position of any kind or otherwise; provided, however, that the Adviser shall not cause the Fund to purchase any asset from or sell any asset to any such discretionary account without the consent of the Directors and in accordance with the 1940 Act.

                     (d) To the extent that at law or in equity PWAdmin, the Directors or the Adviser have duties (including fiduciary duties) and liabilities relating thereto to the Fund or to any other Member, manager or other person that is a party to or is otherwise bound by this Agreement, any such person acting under this Agreement shall not be liable to the Fund or to any other Member, manager or other person that is a party to or is otherwise bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of PWAdmin, the Directors or the Adviser otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such person.

                     3.6 Duty of Care.

                     (a) The Directors, PWAdmin and the Adviser, including any officer, director, member, partner, principal, employee or agent of PWAdmin or the Adviser, shall not be liable to the Fund or to any of its Members or the Special Advisory Member for any loss or damage occasioned by any act or omission in the performance of such person's services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of such person's duties hereunder.

                     (b) A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Fund, any other Member or third parties only as required by applicable law or otherwise provided in this Agreement.

                     3.7 Indemnification.

                     (a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors or other legal representatives), the Adviser and PWAdmin (including for this purpose each affiliate, officer, director, member, partner, principal, employee or agent of the Adviser or PWAdmin or a member thereof, and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise is affiliated, with the Adviser or PWAdmin or any member thereof, and their executors, heirs, assigns, successors or other legal representatives), and PWAdmin, in its capacity as the tax matters partner (including for this purpose its successor), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, the Adviser or the tax matters partner, as the case may be, of the Fund or the past or present performance of services to the Fund by such indemnitee, or the past or present performance of services to the Fund by PWAdmin, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

                     (b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his or its undertaking, or (iii) a majority of the Independent Directors (excluding any Director who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

                     (c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Independent Directors (excluding any Director who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Fund or its members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

                     (d) Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member or Special Advisory Member acting derivatively or otherwise on behalf of the Fund or its members).

                     (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

                     (f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of PWAdmin, the Adviser, any Director or other person.

                     3.8 Fees, Expenses and Reimbursement.

                     (a) So long as PWAdmin (or its affiliates) provides PWAdmin Services to the Fund, it shall be entitled to receive such fees as may be agreed to by PWAdmin and the Fund pursuant to a separate written agreement, which, notwithstanding anything in this Agreement to the contrary, may be entered into by the Fund, without any further act, vote or approval of any Member.

                     (b) The Board may cause the Fund to compensate each Director for his or her services hereunder. In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

                     (c) The Fund shall bear all expenses incurred in the business of the Fund other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement or by PWAdmin pursuant to a separate written agreement with the Fund as contemplated by Section 3.8(a) hereof. Expenses to be borne by the Fund include, but are not limited to, the following:

(1)	all costs and expenses related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on Securities sold short, dividends on Securities sold short but not yet purchased, custodial fees, margin fees, transfer taxes and premiums and taxes withheld on foreign dividends and expenses from investments in Investment Funds;

(2)	all costs and expenses associated with the organization and registration of the Fund, offering costs and the costs of compliance with any applicable Federal or state laws;

(3)	the costs and expenses of holding any meetings of the Board and any meetings of Members that are regularly scheduled, permitted or are required to be held by this Agreement, the 1940 Act or other applicable law;

(4)	fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund;

(5)	the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund, the Adviser, PWAdmin or the Directors;

(6)	all costs and expenses associated with the organization of Investment Funds managed by Subadvisers, if any, and with the selection of Investment Managers, including due diligence and travel-related expenses;

(7)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members;

(8)	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio;

(9)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

(10)	fees payable to custodians and other persons providing administrative services to the Fund; and

(11)	such other types of expenses as may be approved from time to time by the Board, other than those required to be borne by the Adviser.

                     The Adviser and PWAdmin shall be entitled to reimbursement from the Fund for any of the above expenses that either pays on behalf of the Fund.

                     (d) Subject to procuring any required regulatory approvals, the Fund from time to time, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase Insurance in such amounts, from such insurers and on such terms as the Board shall determine.

ARTICLE IV

TERMINATION OF STATUS OF ADVISER AND DIRECTORS;
TRANSFERS AND REPURCHASES

                     4.1 Termination of Status of the Adviser.

                     The status of the Adviser as the Special Advisory Member shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with such person, effective as of the date of such termination.

                     4.2 Termination of Status of a Director.

                     The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than 90 days' prior written notice to the other Directors, unless the other Directors waive such notice); (iv) shall be removed under Section 4.3; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; or (vi) shall have a receiver appointed to administer the property or affairs of such Director.

                     4.3 Removal of the Directors.

                     Any Director may be removed either by (a) the vote or written consent of at least two-thirds of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds of the total number of votes eligible to be cast by all Members.

                     4.4 Transfer of Interests of Members.

                     (a) An Interest or portion thereof of a Member may be Transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Board (which may be withheld in its sole and absolute discretion). In addition, the Board may not consent to a Transfer of an Interest or a portion thereof of a Member unless the person to whom such Interest is transferred (or each of such person's equity owners if such a person is a "private investment company" as defined in Rule 205-3(d)(3) under the Advisers Act, an investment company registered under the 1940 Act, or a business development company as defined under the Advisers Act) is a person whom the Board believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or successor rule thereto, or is otherwise exempt from such requirements. If any transferee does not meet such investor eligibility requirements, the Fund reserves the right to redeem its Interest pursuant to Section 4.6. In addition to the foregoing, no Member shall be permitted to Transfer its Interest or portion thereof unless after such Transfer the balance of the Capital Account of the transferee, and of the Member Transferring less than its entire Interest, is at least equal to the amount of the Member's initial Capital Contribution. Any permitted transferee shall be entitled to the allocations and distributions allocable to the Interest so acquired and to Transfer such Interest in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. If a Member Transfers an Interest or portion thereof with the approval of the Board, the Fund shall promptly take all necessary actions so that each transferee or successor to whom such Interest or portion thereof is Transferred is admitted to the Fund as a substituted Member. The admission of any transferee as a substituted Member shall be effective upon the execution and delivery by, or on behalf of, such substituted Member of this Agreement or a counterpart hereof. Any transferee admitted to the Fund as a substituted Member shall be a Group 1 Member if the transferor Member was a Group 1 Member and shall be a Group 2 Member if the transferor Member was a Group 2 Member. Each transferring Member and transferee agrees to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer. Upon the Transfer to another person or persons of a Member's entire Interest, such Member shall cease to be a member of the Fund.

                     (b) Each transferring Member shall indemnify and hold harmless the Fund, the Directors, PWAdmin, the Adviser, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4 and (ii) any misrepresentation by such Member in connection with any such Transfer.

                     4.5 Transfer of Interests of Special Advisory Member.

                     The Adviser may not Transfer its Interest as the Special Advisory Member.

                     4.6 Repurchase of Interests.

                     (a) Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof shall have the right to withdraw or tender to the Fund for repurchase of that Interest or portion thereof. The Board may from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to repurchase Interests or portions thereof pursuant to written tenders. In determining whether to cause the Fund to repurchase Interests or portions thereof pursuant to written tenders, the Board shall consider the following factors, among others:

(1)	whether any Members have requested to tender Interests or portions thereof to the Fund;

(2)	the liquidity of the Fund's assets;

(3)	the investment plans and working capital requirements of the Fund;

(4)	the relative economies of scale with respect to the size of the Fund;

(5)	the history of the Fund in repurchasing Interests or portions thereof;

(6)	the condition of the securities markets; and

(7)	the anticipated tax consequences of any proposed repurchases of Interests or portions thereof.

                     The Board shall cause the Fund to repurchase Interests or portions thereof pursuant to written tenders only on terms fair to the Fund and to all Members (including persons holding Interests acquired from Members), as applicable.

                     (b) The Adviser may tender its Interest or a portion thereof as the Special Advisory Member under Section 4.6(a) hereof.

                     (c) If the Adviser's status as Special Advisory Member is terminated pursuant to Section 4.1 hereof, it (or its trustee or other legal representative) may, by written notice to the Board within 60 days of the effective date of such termination, tender to the Fund for repurchase all or any portion of its Capital Account. Not later than 30 days after the receipt of such notice, the Board shall cause such tendered portion of the Capital Account to be repurchased by the Fund for cash.

                     (d) The Board may cause the Fund to repurchase an Interest or portion thereof of a Member or any person acquiring an Interest or portion thereof from or through a Member if the Board determines or has reason to believe that:

(1)	such an Interest or portion thereof has been transferred in violation of Section 4.4 hereof, or such an Interest or portion thereof has vested in any person by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a Member;

(2)	ownership of such an Interest by a Member or other person will cause the Fund to be in violation of, or require registration of any Interest or portion thereof under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(3)	continued ownership of such an Interest may be harmful or injurious to the business or reputation of the Fund, PWAdmin, the Adviser or the Directors, or may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;

(4)	any of the representations and warranties made by a Member in connection with the acquisition of an Interest or portion thereof was not true when made or has ceased to be true; or

(5)	it would be in the best interests of the Fund, as determined by the Board, for the Fund to repurchase such an Interest or portion thereof.

                     (e) Repurchases of Interests or portions thereof by the Fund shall be payable in cash without interest, or, in the discretion of the Board, in Securities (or any combination of Securities and cash) of equivalent value. All such repurchases shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Fund of all eligible written tenders of Interests or portion thereof. The amount due to any Member whose Interest or portion thereof is repurchased shall be equal to the value of such Member's Capital Account or portion thereof as applicable as of the effective date of repurchase, after giving effect to all allocations to be made to such Member's Capital Account as of such date. Notwithstanding anything to the contrary in this Agreement, a Member may be compelled to accept a distribution of any asset in kind from the Fund despite the fact that the percentage of the asset distributed to him exceeds the percentage of that asset which is equal to the percentage in which he shares in distributions from the Fund.

ARTICLE V

CAPITAL

                     5.1 Contributions to Capital.

                     (a) The minimum initial contribution of each Member to the capital of the Fund shall be $250,000 ($25,000 for employees or directors of the Adviser and its affiliates, and members of their immediate families, and, in the sole discretion of the Adviser, attorneys or other professional advisors engaged on behalf of the Fund, and members of their immediate families) or such other amount as the Board may determine from time to time. The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund. The Directors shall not be entitled to make voluntary contributions of capital to the Fund as Directors of the Fund, but may make voluntary contributions to the capital of the Fund as Members. The Special Advisory Member shall not make any Capital Contributions.

                     (b) The Members may make additional contributions to the capital of the Fund, effective as of such times and in such amounts as the Board may permit, but no Member shall be obligated to make any additional contribution to the capital of the Fund except to the extent provided in Sections 5.6 and 5.7 hereof.

                     (c) Except as otherwise permitted by the Board, (i) initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash or in such Securities that the Board, in its absolute discretion, may agree to accept on behalf of the Fund, and (ii) initial and any additional contributions in cash shall be payable in readily available funds at the date of the proposed acceptance of the contribution. The Fund shall charge each Member making a contribution in Securities to the capital of the Fund such amount as may be determined by the Board not exceeding 2% of the value of such contribution in order to reimburse the Fund for any costs incurred by the Fund by reason of accepting such Securities, and any such charge shall be due and payable by the contributing Member in full at the time the contribution to the capital of the Fund to which such charges relate is due. The value of contributed Securities shall be determined in accordance with Section 7.3 hereof as of the date of contribution.

                     (d) The minimum initial and additional contributions set forth in paragraph (a) of this Section 5.1 may be reduced by the Board.

                     5.2 Rights of Members to Capital.

                     No Member shall be entitled to interest on his or its contribution to the capital of the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Member's Interest pursuant to Section 4.6 hereof, (ii) pursuant to the provisions of Section 5.7(b) hereof or (iii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof. Except as provided in Section 2.11 hereof, no Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

                     5.3 Capital Accounts.

                     (a) The Fund shall maintain a separate Capital Account for each Member.

                     (b) Each Member's Capital Account shall have an initial balance equal to the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) constituting such Member's initial contribution to the capital of the Fund, or, in the case of Members who were partners of the Partnership before the Merger, such Member's capital account in the Partnership immediately prior the Merger.

                     (c) Each Member's Capital Account shall be increased by the sum of (i) the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) constituting additional contributions by such Member to the capital of the Fund permitted pursuant to Section 5.1 hereof, plus (ii) any amount credited to such Member's Capital Account pursuant to the provisions of this Article V.

                     (d) Each Member's Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest, or portion thereof, of such Member or distributions to such Member pursuant to Sections 4.6, 5.10 or 6.2 hereof which are not reinvested, plus (ii) any amounts debited against such Member's Capital Account pursuant to the provisions of this Article V.

                     (e) The Fund shall maintain a Special Advisory Account for the Adviser in its capacity as Special Advisory Member to which amounts shall be credited pursuant to Section 5.8 hereof. The Special Advisory Account shall have an initial balance of zero.

                     (f) If all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

                     5.4 Allocation of Net Profit and Loss.

                     As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Fund Percentages for such Fiscal Period.

                     5.5 Allocation of Insurance Premiums and Proceeds.

                     (a) Any premiums payable by the Fund for Insurance purchased pursuant to Section 3.8(d) hereof shall be apportioned evenly over each Fiscal Period or portion thereof falling within the period to which such premiums relate under the terms of such Insurance, and the portion of the premiums so apportioned to any Fiscal Period shall be allocated among and debited against the Capital Accounts of each Member who is a member of the Fund during such Fiscal Period in accordance with such Member's Fund Percentage for such Fiscal Period.

                     (b) Proceeds, if any, to which the Fund may become entitled pursuant to such Insurance shall be allocated among and credited to the Capital Accounts of each Member who is a member of the Fund during the Fiscal Period in which the event which gives rise to recovery of proceeds occurs in accordance with such Member's Fund Percentage for such Fiscal Period.

                     5.6 Allocation of Certain Withholding Taxes and Other Expenditures.

                     (a) If the Fund incurs a withholding tax or other tax obligation with respect to the share of Fund income allocable to any Member, then the Board, without limitation of any other rights of the Fund or the Board, shall cause the amount of such obligation to be debited against the Capital Account of such Member when the Fund pays such obligation, and any amounts then or thereafter distributable to such Member shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Fund as a contribution to the capital of the Fund, upon demand of the Fund, the amount of such excess. The Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption; provided, that in the event that the Fund determines that a Member is eligible for a refund of any withholding tax, the Fund may, at the request and expense of such Member, assist such Member in applying for such refund.

                     (b) Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Fund, to the extent determined by the Board to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such expenditures or items. Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Fund.

                     5.7 Reserves.

                     (a) Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to PWAdmin or the Board, such reserves to be in the amounts which the Board in its sole discretion deem necessary or appropriate. The Board may increase or reduce any such reserves from time to time by such amounts as it in its sole discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase, or decrease instead shall be charged or credited to those parties who were Members at the time, as determined by the Board in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts.

                     (b) If any amount is required by paragraph (a) or (b) of this Section 5.7 to be charged or credited to a party who is no longer a Member, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member's Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years from the date on which such party ceased to be a Member. To the extent that a former Member fails to pay to the Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a), the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

                     5.8 Performance Allocation; Incentive Allocation.

                     (a) So long as the Adviser serves as the Special Advisory Member of the Fund, the Performance Allocation shall be debited against the Capital Account of each Group 1 Member (other than PW Fund Advisor, L.L.C. in its capacity as a Member) as of the last day of each Measurement Period with respect to such Group 1 Member and the amount so debited shall be credited to the Special Advisory Account, or, subject to compliance with the 1940 Act and the Advisers Act, to the Capital Accounts of such Members as have been designated in any written notice delivered by the Adviser to the Fund within 90 days after the close of such Measurement Period. The Performance Allocation will be calculated separately with respect to each Group 1 Member for each Measurement Period and will be made only if such Group 1 Member's Positive Allocation Change for such Measurement Period, if any, exceeds such Group 1 Member's Threshold Return for such Measurement Period; provided, however, that any Performance Allocation to be made with respect to a Group 1 Member for a Measurement Period will be reduced by an amount necessary so that such Group 1 Member's Positive Allocation Change for such Measurement Period after reduction by any applicable Performance Allocation is at least equal to the amount of such Group 1 Member's Threshold Return for such Measurement Period; and, further provided that no Performance Allocation will be made with respect to a Group 1 Member for a Measurement Period if such Group 1 Member was a Special Member as of the first day of such Measurement Period.

                     (b) So long as the Adviser serves as the Special Advisory Member of the Fund, the Incentive Allocation shall be debited against the Capital Account of each Group 2 Member (other than PW Fund Advisor, L.L.C. in its capacity as a Member) as of the last day of each Measurement Period with respect to such Group 2 Member and the amount so debited shall be credited to the Special Advisory Account, or, subject to compliance with the 1940 Act and the Advisers Act, to the Capital Accounts of such Members as have been designated in any written notice delivered by the Adviser to the Fund within 90 days after the close of such Measurement Period.

                     (c) By the last business day of the month following the date on which any amounts are credited to the Special Advisory Account pursuant to Sections 5.8(a) and 5.8(b) above, the Special Advisory Member may request a distribution of up to 100% of any such amounts (computed on the basis of unaudited data) that were credited to the Special Advisory Account. Within 30 days after the completion of the audit of the Fund's books for the year in which any such amounts were credited to the Special Advisory Account, the Fund shall pay to the Special Advisory Member any additional amounts determined to be owed to the Special Advisory Member based on the audit, and the Special Advisory Member shall pay to the Fund any excess amounts that were credited to the Special Advisory Account.

                     5.9 Tax Allocations.

                     For each Fiscal Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such a manner as to reflect equitably amounts credited or debited to each Member's Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.9 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

                     If the Fund realizes net capital gains for Federal income tax purposes for any Fiscal Year during or as of the end of which one or more Positive Basis Members (as hereinafter defined) withdraw from the Fund pursuant to Articles IV or VI hereof, the Adviser may elect to allocate such net gains as follows: (i) to allocate such net gains among such Positive Basis Members, pro rata in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Partner, until either the full amount of such net gains shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated and (ii) to allocate any net gains not so allocated to Positive Basis Members to the other Members in such manner as shall reflect equitably the amounts credited to such Members' Capital Accounts.

                     As used herein, (i) the term "Positive Basis" shall mean, with respect to any Member and as of any time of calculation, the amount by which the total of such Member's Capital Account as of such time exceeds its "adjusted tax basis," for Federal income tax purposes, in its interest in the Fund as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such interest, including by reason of death), and (ii) the term "Positive Basis Member" shall mean any Member who withdraws from the Fund and who has a Positive Basis as of the effective date of its withdrawal.

                     5.10 Distributions.

                     (a) The Board may authorize the Fund to make distributions in cash or in kind at any time to all of the Members on a pro rata basis in accordance with the Members' Fund Percentages.

                     (b) The Board may withhold taxes from any distribution to any Member to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member.

                     (c) Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other person on behalf of the Fund, shall make a distribution to the Members or the Special Advisory Member on account of their interest in the Fund if such distribution would violate the Delaware Act or other applicable law.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

                     6.1 Dissolution.

                     (a) The Fund shall be dissolved at any time there are no members of the Fund, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by both (i) the Board and (ii) Members holding at least two-thirds of the total number of votes eligible to be cast by all Members;

(2)	upon the determination of the Members not to continue the business of the Fund at a meeting called by PWAdmin in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3)	upon the expiration of any two-year period which commences on the date on which any Member has submitted a written notice to the Fund requesting to tender such Member's entire Interest for repurchase by the Fund if such Member has not been permitted to do so at any time during such period;

(4)	upon the determination by the Adviser to dissolve the Fund; and

(5)	as required by operation of law.

                     Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

                     6.2 Liquidation of Assets.

                     (a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board shall promptly liquidate the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Article V hereof. Subject to the Delaware Act, the proceeds from liquidation (after establishment of appropriate reserves for all claims and obligations, including all contingent, conditional or unmatured claims and obligations in such amount as the Board or liquidator shall deem appropriate in their or its sole discretion as applicable) shall be distributed in the following manner:

(1)	the debts of the Fund, other than debts, liabilities or obligations to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis;

(3)	the Members and Special Advisory Member shall be paid next on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

                     (b) Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a), the Board or other liquidator may distribute ratably in-kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution. Notwithstanding anything to the contrary in this Agreement, the Board may compel a Member to accept a distribution of any asset in-kind from the Fund notwithstanding that the percentage of the asset distributed to the Member exceeds a percentage of that asset that is equal to the percentage in which such Member shares in distributions from the Fund.

ARTICLE VII

ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

                     7.1 Accounting and Reports.

                     (a) The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

                     (b) After the end of each taxable year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Interest as is necessary for Members to complete federal and state income tax or information returns and any other tax information required by federal or state law.

                     (c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish one or more Members such other periodic reports as it deems necessary or appropriate in its sole discretion.

                     7.2 Determinations By the Board.

                     (a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board (either directly or by PWAdmin, to the extent consistent with its administrative functions, pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.

                     (b) The Board may make such adjustments to the computation of Net Profit or Net Loss, the Allocation Change with respect to any Member or any components (withholding any items of income, gain, loss or deduction) comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Members.

                     7.3 Valuation of Assets.

                     (a) Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund (other than assets invested in Investment Funds) as of the close of business on the last day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act. Assets of the Fund that are invested in Investment Funds managed by the Subadvisers shall be valued in accordance with the terms and conditions of the respective agreements of the Investment Funds. Assets of the Fund invested in Investment Funds not managed by the Subadvisers shall be valued at fair value, which ordinarily will be the value determined by their Investment Managers in accordance with the policies established by the relevant Investment Fund. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

                     (b) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

                     8.1 Amendment of Limited Liability Company Agreement.

                     (a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act), (ii) PWAdmin (to the extent consistent with its administrative functions) or (iii) a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund.

                     (b) Any amendment that would:

(1)	increase the obligation of a Member to make any contribution to the capital of the Fund;

(2)	reduce the Capital Account of a Member other than in accordance with Article V; or

(3)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender his or her entire Interest for repurchase by the Fund. Any amendment that would reduce the Special Advisory Account other than in accordance with Article V may be made only if the written consent of the Special Advisory Member is obtained prior to the effectiveness thereof.

                     (c) PWAdmin at any time without the consent of the Members may:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)	amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof, provided that such action does not adversely affect the rights of any Member in any material respect; and

(3)	amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund's continuing eligibility to be classified for U.S. Federal income tax purposes as a partnership which is not treated as a corporation under Section 7704(a) of the Code.

subject, however, to the limitation that any amendment to this Agreement pursuant to Sections 8.1(c)(2) or (3) hereof shall be valid only if approved by the Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act).

                     (d) The Board shall give written notice of any proposed amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

                     8.2 Special Power of Attorney.

                     (a) Each Member and the Special Advisory Member hereby irrevocably make, constitute and appoint PWAdmin and each of the Directors, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(3)	all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

                     (b) Each Member and the Special Advisory Member are aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member and the Special Advisory Member agree that, notwithstanding any objection which such member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member and the Special Advisory Member are fully aware that each Member and the Special Advisory Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

                     (c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of PWAdmin and each of the Directors, acting severally, and any liquidator of the Fund's assets, appointed pursuant to Section 6.2 hereof, and as such:

(1)	shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, the Board or any liquidator shall have had notice thereof; and

(2)	shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member's Interest, except that where the transferee thereof has been approved by the Board for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge and file any instrument necessary to effect such substitution.

                     8.3 Notices.

                     Notices which may or are required to be provided under this Agreement shall be made, if to a Member or the Special Advisory Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member or the Special Advisory Member, and to each of the Members and the Special Advisory Member in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

                     8.4 Agreement Binding Upon Successors and Assigns.

                     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void.

                     8.5 Applicability of 1940 Act and Form N-2.

                     The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

                     8.6 Choice of Law; Arbitration.

                     (a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

                     (b) Each Member and the Special Advisory Member agree to submit all controversies arising between or among Members or one or more Members or the Special Advisory Member and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

(1)	arbitration is final and binding on the parties;

(2)	the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(3)	pre-arbitration discovery is generally more limited than and different from court proceedings;

(4)	the arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(5)	a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

                     (c) Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by The New York Stock Exchange, Inc. ("NYSE") or the National Association of Securities Dealers, Inc. (the "NASD"), to the fullest extent permitted by law. The parties may also select any other national securities exchange's arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

                     (d) No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Member is excluded from the class by the court. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

                     8.7 Not for Benefit of Creditors.

                     The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Directors, PWAdmin, the Special Advisory Member and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.7).

                     8.8 Consents.

                     Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

                     8.9 Merger and Consolidation.

                     (a) The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

                     (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

                     (c) Notwithstanding any other provision of this Agreement, without any further act, vote or approval of any member of the Fund or other person, (i) the Merger is hereby authorized and approved, and (ii) the Fund is hereby authorized to execute, deliver and perform, and the Organizational Member on behalf of the Fund is hereby authorized to execute and deliver, an agreement of merger relating to the Merger (in such form as the Organizational Member shall approve; his execution thereof to constitute approval thereof) and all documents, agreements and certificates contemplated thereby or related thereto. The Organizational Member is hereby designated an authorized person, within the meaning of the Delaware Act, for purposes of executing a certificate of merger of the Merger on behalf of the Fund.

                     8.10 Pronouns.

                     All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

                     8.11 Confidentiality.

                     (a) A Member or Special Advisory Member may obtain from the Board or PWAdmin, for any purpose reasonably related to the Member's or Special Advisory Member's Interest in the Fund, such information regarding the affairs of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board or PWAdmin.

                     (b) Each Member and the Special Advisory Member covenant that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name or address (whether business, residence or mailing) of any Member or Special Advisory Member (collectively, "Confidential Information") without the prior written consent of the Board, which consent may be withheld in its sole discretion.

                     (c) Each Member and the Special Advisory Member recognize that in the event that this Section 8.11 is breached by any Member or Special Advisory Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and Special Advisory Member and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching members and the Fund may be entitled, such members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. If any non-breaching member or the Fund determines that any of the other Members or Special Advisory Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

                     (d) The Board or PWAdmin shall have the right to keep confidential from the Members and the Special Advisory Member for such period of time as it deems reasonable any information which the Board or PWAdmin reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or PWAdmin in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

                     8.12 Certification of Non-Foreign Status.

                     Each Member or transferee of an Interest from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board may request, whether he or she is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member's status. Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

                     8.13 Severability.

                     If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

                     8.14 Entire Agreement.

                     This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. It is hereby acknowledged and agreed that the Board, without the approval of any Member may enter into written agreements ("Other Agreements") with Members, executed contemporaneously with the admission of such Members to the Fund, effecting the terms hereof in order to meet certain requirements of such Members. The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement.

                     8.15 Discretion.

                     To the fullest extent permitted by law, whenever in this Agreement, a person is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its "good faith" or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

                     8.16 Counterparts.

                     This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

                     THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSES SET FORTH IN SECTION 8.6 ON PAGES 33-34 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.11 ON PAGE 35.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

/s/ Mitchell A. Tanzman
Mitchell A. Tanzman

PW FUND ADVISOR, L.L.C., as Adviser, Special
Advisory Member and PWAdmin:

By: /s/ Mitchell A. Tanzman
       Name: Mitchell A. Tanzman
       Title: Authorized Signatory

ADDITIONAL MEMBERS:

Each person who has signed or has had signed on its
behalf a Member Signature Page, which shall
constitute a counterpart hereof.

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

/s/ E.Garrett Bewkes, Jr.
E. Garrett Bewkes, Jr., Director

/s/ Meyer Feldberg
Meyer Feldberg, Director

/s/ George W. Gowen
George W. Gowen, Director

/s/ M. Cabell Woodward, Jr.
M. Cabell Woodward, Jr., Director

SCHEDULE I

Directors

Name and Address

E. Garrett Bewkes, Jr.
c/o UBS PaineWebber Inc.
1285 Avenue of the Americas
New York, New York 10019

Meyer Feldberg
c/o Columbia University
101 Uris Hall
New York, New York 10027

George W. Gowen
666 Third Avenue
New York, New York 10017

M. Cabell Woodward, Jr.
c/o UBS PaineWebber Inc.
1285 Avenue of the Americas
New York, New York 10019